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                                                                       EXHIBIT 4


             TERMINATION AND REPLACEMENT OF MANUFACTURING AGREEMENT

Agreement dated March 11, 2002 entered into between and among JAUNTIWAY INVESTMENTS LIMITED, a Hong Kong private limited company with its offices at Units D-F, 26th Floor, CDW Building, 388 Castle Peak Road, Tsuen Wan, N.T, Hong Kong ("JI"), TAI NAM INDUSTRIAL COMPANY LIMITED, a Hong Kong private limited company with its offices at Units D-F, 26th Floor, CDW Building, 388 Castle Peak Road, Tsuen Wan, N.T., Hong Kong ("TN") and DAVID KI KWAN CHU and FRANCES SHUK KUEN LEUNG, individuals with their address at Units D-F, 26th Floor, CDW Building, 388 Castle Peak Road, Tsuen Wan, N.T, Hong Kong, (collectively referred to as the "Principals");

and

TOYMAX INTERNATIONAL, INC., a Delaware corporation with its offices at 125 E. Bethpage Road, Plainview, New York 11803, U.S.A., ("Toymax International"), TOYMAX (H.K.) LIMITED, a Hong Kong private limited company, with its offices at Units D-F, 26th Floor, CDW Building, 388 Castle Peak Road, Tsuen Wan, N.T., Hong Kong ("Toymax HK"); hereafter Toymax International and Toy Max HK are referred to collectively as the "Toymax Companies");

and

JAKKS PACIFIC, INC., a Delaware corporation with its offices at 22619 Pacific Coast Highway, Malibu, California , U.S.A. ("JAKKS"). The parties to this Agreement may also sometimes be referred to collectively as the "Parties" or single as a "Party."


                              W I T N E S S E T H :


WHEREAS, JI and TN, which are owned by the Principals, and the Toymax Companies are parties to a Manufacturing Agreement dated as of September 22, 1997, as amended by an Amendment dated as of April 1, 1999 that recites that it is an agreement between JI, TN and Toymax International and its subsidiaries (such Agreement as amended is referred to as the "Existing Manufacturing Agreement") pursuant to which JI agreed to manufacture products for the Toymax Companies ordered by TN as Agent for the Toymax Companies under certain Agency Agreements between TN and the Toymax Companies and their affiliates (the "Agency Agreements");

WHEREAS, concurrently herewith JAKKS has acquired a majority of the outstanding shares of capital stock of Toymax International, which is the parent company of the other Toymax Companies, from certain shareholders of Toymax International, including Best Phase Limited, a British Virgin Islands corporation owned by the Principals, pursuant to a Stock Purchase Agreement dated February __, 2002 (the "Stock Purchase Agreement");

WHEREAS, as a condition to such acquisition, JI, TN and the Toymax Companies agreed to terminate the Existing Manufacturing Agreement and enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged receipt of which is hereby acknowledged, the Parties hereto hereby agree as follows:



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      1.    Termination of Existing Manufacturing Agreement. The Existing
            Manufacturing Agreement is hereby terminated as of the date hereof and replaced in its entirety by this Agreement. JI, the Principals and each of the Toymax Companies represents and warrants to JAKKS that there are no other agreements, understandings or undertakings between or among JI and any of the Toymax Companies or any of their respective Affiliates (as defined below) that provide for JI to manufacture products for the Toymax Companies or their respective Affiliates or for TN under the Agency Agreements, or otherwise as agent for the Toymax Companies, or with any other Person acting as agent for the Toymax Companies, and, to the extent that any such agreements, understandings or undertakings exist, they are hereby terminated. JI and the Toymax Companies agree that with the exception of open purchase orders issued to TN by the Toymax Companies under the Agency Agreements, which are deemed assigned by TN to Toymax International upon termination of the Agency Agreements under the agreement being executed concurrently herewith by JAKKS, TN and certain Toymax Companies, they have no claims against one another under the Existing Manufacturing Agreement.

      2. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

            a. "Affiliate" of a Person means another Person directly or indirectly controlling, controlled by, or under common control with, such Person; for this purpose, "control" of a Person means the power (whether or not exercised) to direct the policies, operations or activities of such Person by virtue of the ownership of, or right to vote or direct the manner of voting of, securities of such Person, or pursuant to agreement or law or otherwise.

            b. "Current Toymax Product Line" means the Existing Toymax Products and any Modified Toymax Product.

            c. "Books and Records" means all customer lists, account records, pricing information, sales literature, promotional literature and all other books and records, files, invoices, supplier lists, and contracts relating to the Products that JI produced for the Toymax Companies under the Manufacturing Agreement, including all documents, computer software or other tangible expression of the Tools, Molds and Specifications (subject to Section 10 of this Agreement) or the Trade Rights.

            d. "Competitive Product" means any product that is substantially identical to (i) a product sold by the Toymax Companies within the three (3) year period prior to the date hereof (with the exception of products known as "Snapshots" and products sold by Toymax International's Candy Planet and Monogram divisions), or (ii) a product sold by the Toymax Companies after the date hereof through the end of the term of this Agreement, or (iii) a product sold or marketed by JAKKS or its other Affiliates after the date hereof through the end of the term of this Agreement.

            e. "Existing JAKKS Products" means the products being sold or marketed by JAKKS and its Affiliates as of the date hereof and any extension, adaptation, redesign, or reconfiguration of an Existing JAKKS Product.

            f. "Existing Toymax Products" means the products identified on the


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            Product and Price List manufactured by JI for the Toymax Companies as of the date hereof.

            g. "JI & TN Manufacturing Trade Right" means a patent, or know-how, inventions, trade secrets, technical process or proprietary right relating to manufacturing processes employed by JI and TN in its business and that (A) were conceived or invented by JI or TN independently of the Toymax Companies prior to the date hereof and which have not become generally known in the industry or are not otherwise in the public domain, or (B) are conceived or invented by JI or TN after the date hereof independently of JAKKS and its Affiliates (including the Toymax Companies) and are not and do not become generally known in the industry or otherwise become part of the public domain.

            h. "Modified Toymax Product" means an Existing Toymax Product the Specifications for which are modified by the Toymax Companies, JAKKS or its other Affiliates (provided such modification is agreed to by JI) after the date hereof, and any extension, adaptation, redesign, or reconfiguration of an Existing Toymax Product.

            i. "New Product Manufacturing Terms" has the meaning provided for in Section 3(c) of this Agreement.

            j. "New Products" means products other than the Existing Toymax Products and the Existing JAKKS Products, first proposed to be manufactured by the Toymax Companies, JAKKS or its other Affiliates after the date hereof.

            k. "Person" includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, Governmental Authority, or any group of the foregoing acting in concert.

            l. "Product and Price List" means the list attached as Exhibit A identifying all Existing Toymax Products that are currently being manufactured by JI for the Toymax Companies or for TN under the Existing Manufacturing Agreement and the prices being charged for such Products by JI.

            m. "Product Vendee" means the Toymax Company or JAKKS or its other Affiliate ordering a Product from JI under this Agreement.

            n. "Products" means New Products, Existing Toymax Products, Modified Toymax Products and the Existing JAKKS Products.

            o. "Significant Amount" with respect to a New Product means at least twenty (20%) percent of the aggregate production of such New Product.

            p. "Specifications" means descriptive, quantitative and qualitative criteria agreed to in writing prior to production by JI and JAKKS or a Product Vendee for the manufacture of Products.

            q. "Tools, Molds and Specifications" means any tools, molds, designs, prototypes, blueprints, drawings, Specifications, and the like developed or


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            otherwise produced in connection with the design, manufacture and marketing of the Products.

            r. "Trade Right" means a patent, claim of copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress or design, or representation or expression of any thereof, or registration or application for registration thereof, or any other invention, trade secret, technical information, know-how, proprietary right or intellectual property developed, conceived of, invented or otherwise produced in connection with the design, manufacture and marketing of the Products.


      3.    Manufacture of Products.

            a. JI shall use its commercially reasonable efforts to conduct such preparations, validations, testing and analyses, as shall enable it to manufacture Products pursuant to this Agreement according to the Specifications agreed to in writing by the Parties.

            b. JAKKS and the Toymax Companies shall continue to use JI to manufacture the Existing Toymax Products in accordance with the Specifications in effect for the Existing Toymax Products and the prices identified in the Product and Price List, subject to the provisions of Section 4. The quantity of Existing Toymax Products ordered by the Toymax Companies or JAKKS shall be determined by JAKKS in its discretion, provided, however, that JAKKS agrees that JI shall have the exclusive right to manufacture all Products in the Current Toymax Product Line provided that JI meets JAKKS delivery requirements (and JI agrees to use reasonable commercial efforts to comply with JAKKS' delivery requirements, provided that JI shall not be required to agree to deliver Products in less than 28 days, and
            (i) for Products incorporating computer chips or Integrated circuits, such longer period as is reasonably required to obtain such chips or integrated circuits, but no longer than prevailing industry availability for such component, and (ii) for Products incorporating other components from dedicated third party suppliers, such longer lead time as reasonably required to obtain such components, but no longer than prevailing industry availability for such component), and that JI is otherwise in accordance with the provisions of this Agreement. In the event that JAKKS or the Product Vendee desires to manufacture a Modified Toymax Product, then such commitment is subject to agreement between JI and JAKKS or the Product Vendee, as the case may be, upon the price, Specifications, quantities and delivery dates for such Modified Toymax Product.

            c. After the date hereof, JAKKS agrees to use commercially reasonable efforts to order from JI or arrange for the Toymax Companies or other of JAKKS' Affiliates to order from JI a Significant Amount of New Products, provided that (i) agreement can be reached with JI on the prices, Specifications, quantities, and delivery dates (collectively referred to as the "New Product Manufacturing Terms") for such New Products, and (ii) that the quality of Products delivered by JI after the date hereof is at least equal to the quality of Existing Toymax Products manufactured by JI under the Existing Manufacturing


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            Agreement prior to the date hereof. If JI and JAKKS or its Affiliate do not reach agreement on the price for such New Product, and JAKKS or one of its Affiliates obtains a more favorable price for such New Product from another third party manufacturer, then, provided that JI has previously manufactured that generic type of product for JAKKS or its Affiliates (including the Toymax Companies), then JAKKS or an Affiliate shall give notice to JI of such competitive price and the other New Product Manufacturing Terms on which such third party manufacturer was willing to manufacture the New Product, and if JI advises JAKKS or its Affiliate within one (1) business day that JI agrees to manufacture such New Product on such New Product Manufacturing Terms, then JAKKS will place such order for such New Product with JI (and the amount so ordered shall be included in the calculation of Significant Amount); the rights conferred upon JI in this sentence shall not in any way be deemed to expand, modify, or otherwise affect the obligations of JAKKS undertaken in the first sentence of this paragraph.

      4.    Purchase Prices.

            a. PAYMENT. Payment for Products shall be made within thirty (30) days after shipment by JI of such Product to the Product Vendee, at the purchase price identified on the Product and Price List, if an Existing Toymax Product, or the purchase price agreed to in accordance with this Agreement for any Modified Toymax Product or New Product, subject to the provisions of paragraph (b) of this
            Section 4.

            b.    COMPETITIVE AND MOST FAVORED CUSTOMER PRICING.

                  i. JI agrees that if any of the prices for the Existing Toymax Products are not competitive with the prices for the same products, quality and quantity that could be arranged by JAKKS with other third party manufacturers on an arms-length basis, such prices shall be adjusted to reflect such competitive price, provided JAKKS gives notice to JI and evidence of such other competitive price.

                  ii. JI agrees that the prices for any Products (including Modified Toymax Product and New Products) ordered by JAKKS or its Affiliates or the Toymax Companies after the date hereof shall be no greater than the prices charged by JI to the Toymax Companies or TN under the Agency Agreements for the same or substantially the same products prior to the date hereof.

                  iii. JI agrees that in connection with setting and adjusting all pricing and other terms (including quantity) for any Products (including Modified Toymax Products and New Products) ordered by the Toymax Companies or JAKKS and its other Affiliates after the date hereof, such pricing and terms shall be no less favorable than the prices charged and terms given by JI to its most credit-worthy, largest and favored customers for similar products and terms, including quantity.

                  iv. After a purchase order placed by a Product Vendee has been


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                  accepted by JI, such purchase order and the Specifications for the Product covered by such purchase order may not be changed without the approval of JI and the Product Vendee.

            c. ADJUSTMENT OF CURRENT PRICES. JI's prices for the Existing Products shall remain in effect for the balance of 2002, and thereafter JI may give ninety (90) days prior written notice to JAKKS of an increase in any such price resulting from increases in JI's cost of materials, provided, however that if JAKKS thereafter gives notice to JI that such increased price is not competitive with the price for such Product that could be arranged by JAKKS with other third party manufacturers on an arms-length basis, and JI does not agree to meet such competitive price within one (1) business day after notice from JAKKS of such competitive price, JAKKS shall have the right to terminate this Agreement with respect to such Existing Product.

      5.    Delivery of Products.

            a. Products shall be delivered to the Product Vendee F.O.B. the ports of Yien Tien (PRC) or Hong Kong or as otherwise agreed by JI and the Product Vendee. JI shall arrange with a common carrier to ship the quantity of Product covered by such order to the location selected by the Product Vendee.

            b. Upon delivery of a Product in accordance with an order, JI shall present the Product Vendee with an invoice for the quantity of the Product covered thereby, in each case at a purchase price determined pursuant to the terms of Section 4.

            c. Payments to JI shall be made in U.S. Dollars. The Product Vendee shall not be required to provide a letter of credit or any other security to JI in connection with this Agreement or any purchase order.

            d. Any foreign, federal, state, county or municipal sales or use tax, excise or similar charge, or any other tax assessment (other than that assessed against income), or other charge lawfully assessed or charged by any governmental agency or authority on the sale, use or transportation of any Product delivered to a Product Vendee pursuant to this Agreement shall be immediately paid by the Product Vendee at the time of payment of the related invoice for such Product or when required by applicable law.

      6.    Confidentiality.

            a. During the term of this Agreement, any disclosure to JI or the Principals and their respective Affiliates (a "recipient") of proprietary know how and other data and information concerning each and all of the Products ("Confidential Information") by the Toymax Companies, JAKKS or its other Affiliates (a "disclosing party") is made on the following terms:

                  i. The recipient will receive, maintain and hold Confidential Information in strict confidence and will use the same level of care in safeguarding it that it uses with its own confidential material of a similar


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                  nature;

                  ii. The recipient will take all such steps as may be reasonably necessary to prevent the disclosure of Confidential Information; and

                  iii. The recipient will not utilize Confidential Information, other than strictly for meeting its obligations hereunder, and other than JI & TN Manufacturing Trade Rights, without first having obtained the disclosing party's written consent to such utilization.

            b. The commitments set forth in paragraph 6(a) shall not extend to any portion of Confidential Information:

                  i. which was or becomes (through no fault of the recipient in breach of its obligations under this Agreement) generally available to the public;

                  ii. which is known to the recipient prior to disclosure or was independently developed by the recipient (excluding information regarding the Toymax Companies which would otherwise be Confidential Information that was disclosed to JI or the Principals under the Existing Manufacturing Agreement, or that was disclosed to either of the Principals in connection with their acting as a director, shareholder, or employee of any of the Toymax Companies or their predecessors or respective Affiliates and excluding any other non-public information concerning Existing Toymax Products or New Products under development by or for the Toymax Companies, JAKKS or its other Affiliates);

                  iii. which was not acquired, directly or indirectly and/or in any manner, from the disclosing party or any of its Affiliates and which the recipient lawfully had in its possession prior to the date of this Agreement;

                  iv. which, hereafter, through no act or omission on the part of the recipient, becomes information generally available to the public.

            c. At any time upon written request by the disclosing party, (i) the Confidential Information, including any copies, shall be returned to the disclosing party, and (ii) all Books and Records and Tools, Molds and Specifications (subject to the provisions of Section 10 of this Agreement) and any other material whatsoever developed by the recipient which relates to such Confidential Information, including all copies and/or any other form of reproduction and/or description thereof made by the recipient, shall, at the disclosing party's option, be returned to the disclosing party or destroyed.

            d. In the event that a recipient or any of its employees, directors, or representatives become legally compelled (by deposition, interrogatory, request of documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the recipient or other such person referred to above from whom such Confidential Information is being sought shall provide JAKKS and the disclosing party with prompt prior written notice of such requirement so that it may seek a protective order or other appropriate remedy


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            and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or JAKKS waives compliance with the provisions hereof, the person required to provide such information agrees to furnish only such portion of the Confidential Information which is legally required to be furnished.

      7.    Manufacturing Standards and Quality Assurance.

            a. Prior to commencement of manufacture of a New Product or a Modified Toymax Product, JI shall provide a sample or prototype of each Product for approval by JAKKS, the Toymax Company, or JAKKS' other Affiliate ordering such Product, and the entity ordering the Product shall notify JI of its approval, or the reasons for its disapproval, within a reasonable period of time after delivery of the sample or prototype. Prior to any initial shipment of a Product by JI, or as otherwise requested by JAKKS or the Product Vendee, JI shall provide the Product Vendee with samples of such Product for inspection and approval. In addition, JI shall have each of the Products tested in accordance with the testing procedures described in the applicable Specifications and shall provide JAKKS or the Product Vendee, at JAKKS or the Product Vendee's expense, with a certificate of compliance from an independent certified testing laboratory approved by JAKKS or the Product Vendee.

            b. JAKKS or the Product Vendee shall provide to JI written notice of rejection of any shipment of Products if the subject Products do not meet the Specifications. In order to permit a timely and accurate investigation by JI, JAKKS or the Product Vendee shall provide supporting evidence in its possession on which JAKKS or the Product Vendee has based such belief.

            c. If the Parties disagree with respect to whether a shipment of Product does not conform to the Specifications (a "Non-Conforming Product"), the Parties agree that the Product in question shall be submitted for testing to an independent testing laboratory acceptable to JI and JAKKS or the Product Vendee. The determination of such independent laboratory as to whether such Product meets and will continue to meet all Specifications will be binding on both parties with respect to the Product Vendee's right to return the shipment hereunder and refusal to pay the applicable Purchase Price. The cost related to such testing will be paid by the party who was in error with respect to whether the Product was a Non-Conforming Product.

            d. Within a reasonable period of time after a determination that a Product is a Non-Conforming Product by (i) the mutual consent of the Parties, or (ii) an independent testing laboratory as provided above, JI shall issue a credit to the Product Vendee in an amount equal to the sum of (x) the amount invoiced to and paid by the Product Vendee for the manufacturing and processing of such Non-Conforming Product, unless such Product is replaced, (y) any applicable freight charges invoiced to and paid by the Product Vendee for the shipment of such Non-Conforming Product, and (z) any applicable transit, insurance premium, taxes, duties or other similar costs related to the Non-Conforming Product. If there is any outstanding credit to the Product Vendee upon the termination or expiration of this Agreement, JI shall reimburse the Product Vendee in the


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            amount of such credit within thirty (30) calendar days after such termination or expiration. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE ONLY WARRANTY PROVIDED BY JI TO THE PRODUCT VENDEE WITH RESPECT TO THE PRODUCTS SHIPPED UNDER THIS AGREEMENT IS THAT THE PRODUCT CONFORMS IN ALL RESPECTS TO THE SPECIFICATIONS ON THE DATE OF SHIPMENT, AND THE PRODUCT VENDEE EXPRESSLY WAIVES ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. In the event that a Product does not conform to the Specifications, then other than the rights to terminate this Agreement as provided in this Agreement, the sole remedy of the Product Vendee is the credit or replacement provided for in this paragraph. In the event of repeated instances of non-conformance of Products to the Specifications, the Product Vendee shall have the right to require a credit rather than replacement. If JI determines that repair or replacement of a Non-Conforming Product is not commercially feasible, then, at its option, JI shall provide the Product Vendee the credit provided for in this paragraph rather than repair or replacement.

            e. The Product Vendee shall have the right, at reasonable times, and on reasonable prior notice, to inspect and arrange for its licensees or representatives to inspect, JI's manufacturing facilities, provided the frequency of such inspection by Persons other than JAKKS or the Product Vendee does not unreasonably interfere with JI's business or operations.


      8.    Term and Termination.

            a. This Agreement shall have a term commencing on the date hereof and ending on the close of business in New York, NY on the third anniversary hereof. JAKKS shall have the right to terminate this Agreement with respect to a particular Product, upon twenty (20) days' prior written notice to JI, in the case of non-electronic Products, and thirty (30) days prior written notice to JI, in the case of electronic Products, in the event JI shall fail to supply the Product Vendee that particular Product within twenty (20) days of the requested supply date set forth in the purchase order for non-electronic Products and thirty (30) days of the requested supply date set forth in the purchase order for electronic Products, provided, however, that in the exercise of its discretion JAKKS or the Product Vendee may determine to accept such late shipment.

            b. JI or JAKKS may terminate this Agreement by giving written notice thereof to the other Party in the event that the other Party shall have breached or defaulted in any material respect in the performance of an obligation imposed on such other Party hereunder (including non-payment by the Product Vendee in accordance with paragraph 4(a) above and failure to comply with the pricing requirements of paragraph 4(b)); provided that the non-breaching Party shall have notified the breaching Party in writing of such breach or default, advising of the nature of the breach or default, and within ten (10) calendar days after the date of such notice in the case of monetary defaults and thirty (30) calendar days after the date of such notice in the case of non-monetary defaults, the breaching Party shall not have cured such breach or default. For purposes of this paragraph,


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            notices may be given or received by JAKKS on behalf of the Toymax
            Companies.

            c. If this Agreement is terminated pursuant to the provisions of this Article 8, the Parties shall be bound by the following provisions:

                  i. Except with respect to Non-Conforming Products, all pending orders placed by the Product Vendee on or before receipt of a notice of termination for the Products shall be fulfilled by JI and delivered on the supply dates requested by the Product Vendee, be paid for in accordance with the terms and provisions hereof and with respect to quality remain subject to the provisions hereof, except where this Agreement has been terminated by JI as a result of a material breach by JAKKS or the Product Vendee such as non-payment, in which event fulfillment of such purchase orders shall be at the option of JI, and if such purchase orders are not fulfilled in accordance with their terms, the Product Vendee shall have no further obligation to make payment for such pending orders.

                  ii. After this Agreement is terminated, all Confidential Information shall be returned by the recipients to the disclosing parties as set forth in Section 6 of this Agreement.

      9. Restrictive Covenant. From and after the date hereof and the later of December 31, 2004 or one (1) year following the termination or expiration of this Agreement, neither JI nor the Principals shall, directly or indirectly through any Affiliate or other intermediary
            (a) manufacture, produce, sell, market or otherwise promote any Competitive Product or serve as a partner, member, manager, director, officer or employee of, or consultant or advisor to, or in any manner own, control, manage, operate or otherwise participate or invest in, or be connected with any Person that engages in the marketing or sale of Competitive Products, or authorize the use of its or their name in connection therewith, or (b) for itself, or himself or herself, or on behalf of any other Person, employ, engage or retain any Person who at any time during the preceding 12-month period shall have been an employee of any of the Toymax Companies or JAKKS or its other Affiliates, or contact any supplier within the United States, Hong Kong or People's Republic of China, or any customer or employee of the Toymax Companies, JAKKS or its other Affiliates for the purpose of soliciting customers for the sale of Competitive Products or persuading any such supplier or customer to cease doing or reduce the amount of business being done with, or persuading such employee to cease being employed by a Toymax Company, JAKKS or its other Affiliates. The foregoing provisions notwithstanding, JI or the Principals may invest its or his funds in securities of an issuer if the securities of such issuer are listed for trading on a registered securities exchange or actively traded in the over-the-counter market and JI's and the Principals' and their Affiliates aggregate holdings therein represent less than 1% of the total number of shares or principal amount of the securities of such issuer then outstanding.

      JI and each of the Principals acknowledges that the provisions of this Section, and the period of time, lack of any specific geographic area given the international nature of the business of JAKKS and its Affiliates, and the scope and type of restrictions on their activities set forth herein, are reasonable and necessary for the protection of JAKKS and its Affiliates are an essential inducement to JAKKS entering into this Agreement and the Stock Purchase Agreement and acquiring shares of common stock of Toymax International from Best Phase Limited and the other shareholders selling their shares to JAKKS pursuant to the Stock Purchase Agreement. The Principals, JI & TN each acknowledges that the type of services that they and it have performed for Toymax International and its Affiliates were of an intellectual and technical character that required the disclosure of confidential and proprietary information of Toymax International and its Affiliates to them and resulted in the creation by them of information which is confidential and proprietary to Toymax International and its Affiliates, and accordingly that the restrictive covenants contained herein are necessary in order to protect and maintain the business and assets and goodwill of Toymax International, whose shares are being purchased by JAKKS. The Principals, JI & TN each acknowledges that the business of Toymax International and its Affiliates extends beyond the geographic area of the State of New York, U.S.A. and of Hong Kong and accordingly, it is reasonable that the restrictive covenants set forth above are not limited by specific geographic area but by the location of the suppliers and customers of Toymax International and its Affiliates. The Principals, JI, and TN each acknowledges that the remedy at law for any breach of this agreement by them will be inadequate and that, accordingly, Toymax International shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.


      10.   Ownership of Trade Rights, and Tools, Molds, Designs, etc.

            a. ACKNOWLEDGMENT BY JI, TN AND THE PRINCIPALS. JI, TN and the Principals acknowledges and agrees that (i) all of the Trade Rights (subject to the provisions of paragraph 10(b) regarding the JI & TN Manufacturing Trade Rights) are the sole property of the Toymax Companies or the Product Vendee, as the case may be, and (ii) they have no interest in or claim to any of the Tools, Molds and Specifications (other than tools and molds relating to the Existing Toymax Products in an immaterial amount not exceeding $100,000.00 in the aggregate now owned by JI and TN), developed, conceived and produced in connection with the design, manufacture and marketing of the Products by them prior to and after the date hereof subject to payment by the Toymax Companies or the Product Vendee of any outstanding invoice for tools and molds as reflected on the books and records of the Toymax Companies prior to or after the date hereof. JI, TN and the Principals represent and warrant to JAKKS and the Toymax Companies that they have received payment in full of all amounts due to them for all of the Tools, Molds and Specifications used by JI or TN in connection with the manufacture of the Existing Toymax Products and all other products manufactured by JI or TN for the Toymax Companies and their Affiliates within the past five (5) years (other than tools and molds relating to the Existing Toymax Products in an immaterial amount not exceeding $100,000.00 in the aggregate now owned by JI and TN.)

            b. "WORKS FOR HIRE". JI and the Principals each acknowledges and agrees that for all purposes of U.S. and foreign Copyright Laws the Trade Rights and any inventions, discoveries, enhancements or improvements to any tangible or intangible property, with respect to the Products manufactured by JI for the Toymax Companies or TN under the Existing Manufacturing Agreement and this Manufacturing Agreement (for the purposes of this paragraph all of the foregoing is collectively referred to as the "Work", but excluding therefrom any JI & TN Manufacturing Trade Right), and any and all elements thereof, shall be deemed to constitute "works for hire", belonging to the Toymax Companies, JAKKS or its other Affiliates acting as the Product Vendee, within the meaning of Title 17, United States Code,
            Section 101, and any comparable provisions of the law of any other jurisdiction, such that all right, title and interest therein, including, without limitation, copyrights and exclusive rights under copyright, vest in the Toymax Companies, JAKKS or its other Affiliates acting as the Product Vendee. JI and the Principals each hereby transfers and conveys to the Toymax Companies the exclusive, world-wide, royalty-free, paid-up right to exploit, use, develop, license the Work, and any improvements thereto or derivatives thereof; and the exclusive right, title and interest in and to all inventions, improvements, patent applications and letters patent, "know-how", and all intellectual property and other rights, tangible or intangible, which relate to or are based upon or derived from the Work; and to all information, documents, and specifications that relate to the Work. If the Work or any of the elements thereof is deemed not to be "works for hire" within the meaning of Title 17, United States Code, Section 101, then by its signature below JI and each of the Principals hereby assigns and transfers to the Toymax Companies, JAKKS or its other Affiliates acting as the Product Vendee with respect to any Product or prospective Product to which the Work relates all right, title and interest in and to the Work, including rights throughout the world for good and valuable consideration, receipt of which JI and each of the Principals hereby acknowledges. Notwithstanding the foregoing, (i) if any manufacturing process used by JI in the manufacture of any Product under this Agreement or the Existing Manufacturing Agreement that would otherwise constitute part of the Work, becomes part of the public domain, JI shall have a perpetual, non-exclusive, royalty-free right to use such process in its manufacturing operations commencing one (1) year after it first becomes part of the public domain, and (ii) subject to the restrictive covenants in
            Section 9 of this Agreement, as between or among the Parties, no Party shall have any claim to any other manufacturing process not described in clause (i) or other intellectual property right generally known in the toy industry or otherwise in the public domain.

            c. GRANT OF LICENSE TO JI & TN MANUFACTURING TRADE RIGHT. JI and TN hereby grant to JAKKS and its Affiliates, including the Toymax Companies, a perpetual, non-exclusive, royalty-free right to exploit, use, and sub-license in their respective businesses any JI & TN Manufacturing Trade Right invented or conceived prior to the date hereof.


      11.   Miscellaneous.

            a. LIMITATION OF AUTHORITY. No provision hereof shall be deemed to create any partnership, joint venture or joint enterprise or association among the parties hereto, or to authorize or to empower any party hereto to act on behalf of, obligate or bind any other party hereto.

            b. FEES AND EXPENSES. Each party hereto shall bear such fees and expenses as may be incurred by it in connection with this Agreement.

            c. FORCE MAJEURE. Any delay in or failure of the performance of any of the duties or obligations of a Party hereto (except the payment of money owed) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any acts of God; act of the public enemy; insurrections; war; riots; embargoes; labor disputes, including strikes, lockouts, job actions or boycotts; fires; explosions; floods; shortages of material or energy; delay in transportation; any discontinuance of the manufacture, distribution, sale; or other unforeseeable causes beyond the control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause, and shall take whatever steps are necessary to relieve the effect of such cause as rapidly as possible. Notwithstanding the foregoing, if such period of delay exceeds thirty (30) days, then such delay may be considered a breach of this Agreement and the extension of time for performance shall cease at the end of such thirty (30) day period.

            d. NOTICES. Any Notice or demand required or permitted to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy (confirmed orally), telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such party at the following address:

      to JAKKS or the Toymax Companies:

                  22619 Pacific Coast Highway
                  Malibu, California 90265
                  Attn: President
                  Fax:  (310) 456-7099

      with a copy to:

                  Feder, Kaszovitz, Isaacson,
                  Weber, Skala, Bass & Rhine LLP
                  750 Lexington Avenue
                  New York, New York 10022
                  Attn: Murray L. Skala, Esq.
                  Fax:  (212) 888-7776

      to JI, or TN, or the Principals, at:

                  Units D-F, 26th Floor, CDW Building
                  388 Castle Peak Road
                  Tsuen Wan, N.T, Hong Kong
                  Attn: David Chu
                  Fax:  852-2415-8107
      with a copy to:

                  Ettelman  & Hochheiser, P.C.
                  100 Quentin Roosevelt Boulevard
                  Garden City, New York 11530
                  Attn: Gary Ettelman, Esq.
                  Fax:  (516) 227-6307

            or such other address as any party hereto may at any time, or from time to time, direct by Notice given to the other parties in accordance with this Section. Except as otherwise expressly provided herein, the date of giving or making of any such Notice or demand shall be, in the case of clause (a) (i), the date of the receipt; in the case of clause (a) (ii), three business days after such Notice or demand is sent domestically within the United States of America and seven business days after such Notice or demand is sent internationally; and, in the case of clause (b), the business day next following the date such Notice or demand is sent.

            e. AMENDMENT. Except as otherwise expressly provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

            f. WAIVER. No course of dealing or omission or delay on the part of any party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing. Any additional or different terms stated by a Party in any proposal, quotation, purchase order, confirmation, sales order, invoice, acceptance document, acknowledgment or other document, and any terms that are inconsistent with or in variance with the terms and conditions in this Agreement, shall be of no force and effect. No course of dealing, usage of trade or course of performance shall be relevant to explain, supplement or modify any express provisions of this Agreement. A Party's failure to object to any such provision contained in any communication from the other Party shall not be deemed to be an acceptance thereof or a waiver of that party's rights and remedies hereunder.

            g. GOVERNING LAW. The parties acknowledge and agree that this Agreement shall be a contract made in the United States, State of New York. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the domestic laws of the State of New York (including, without limitation, the UCC), without giving effect to principles of (i) comity of nations or (ii) conflicts of law, and this Agreement shall not be governed by the provisions of the U.N. Convention on Contracts for the International Sale of Goods. Each party to this Agreement submits to the jurisdiction of the courts of the State of New York, located in New York County, New York, United States of America, and to the jurisdiction of the United States District Court for the Southern District of New York, New York, New York, United States of America with respect to any matter arising out of this Agreement, waives any objection to venue in the Counties of New York,

            State of New York, or such District, and agrees that service of any summons, complaint, Notice or other process relating to such proceeding may be effected in the manner provided by Paragraph 10(d) hereof. If service of process is required to be made within the United States of America, JI, TN, and each of the Principals appoint as their agent for service of any process the firm of Ettelman & Hochheiser, P.C., 100 Quentin Roosevelt Boulevard, Garden City, New York 11530.

            h. DAMAGE LIMITATION. No Party shall be liable to the other for punitive, exemplary or special damages, with the exception of damages for breach of the provisions of Section 6, Section 9 and
            Section 10, as to which no such limitation shall apply.

            h. REPRESENTATION REGARDING TOYMAX (BERMUDA) LIMITED. JI represent and warrant that Toymax (Bermuda) Limited, an exempted company organized under the laws of Bermuda and a party to the Existing Manufacturing Agreement, has been dissolved.

            i. SEVERABILITY. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

            j. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

            k. FURTHER ASSURANCES. Each party hereto shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and perform such other and further acts as any other party hereto may reasonably request or as may otherwise be reasonably necessary or proper, to carry out the provisions of this Agreement.

            l. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a party hereto.

            m. ASSIGNMENT. JI's obligations under this Agreement may not be assigned without the prior written consent of JAKKS, and any purported assignment without such consent shall be void and without effect.

            n. TITLES AND CAPTIONS. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

            o. GRAMMATICAL CONVENTIONS. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

            p. REFERENCES. The terms "herein," "hereto," "hereof," "hereby" and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Article, Section or other part hereof.

            q. NO PRESUMPTIONS. Each party hereto acknowledges that it has participated, with the advice of counsel, in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that any other party hereto drafted or controlled the drafting of this Agreement.

            r. EXHIBITS AND SCHEDULES. Any Exhibits and Schedules hereto are an integral part of this Agreement and are incorporated in their entirety herein by this reference.

            s. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, commitments or arrangements relating thereto.

IN WITNESS WHEREOF, the parties by their respective duly authorized officers, have duly executed this Agreement as of the date set forth in the Preamble hereto.


JAUNTIWAY INVESTMENTS LIMITED           TAI NAM INDUSTRIAL COMPANY LIMITED

By:   /s/ DAVID KI KWAN CHU             By:   /s/ DAVID KI KWAN CHU
      ----------------------                  ---------------------
      Name:  David Ki Kwan Chu                Name:  David Ki Kwan Chu
      Title:                                  Title:

TOYMAX INTERNATIONAL INC.               JAKKS PACIFIC, INC.

By:   /s/ MICHAEL SABATINO              By:   /s/ JOEL M. BENNETT
      ----------------------                  ---------------------
      Name:  Michael Sabatino                 Name:  Joel M. Bennett
      Title: CFO                              Title: Exec. V.P./C.F.O.

                                        TOYMAX (H.K.) LIMITED

                                        By:   /s/ DAVID KI KWAN CHU
                                              ---------------------
                                              Name:  David Ki Kwan Chu
                                              Title:

David Ki Kwan Chu and Frances Shuk Kuen Leung sign the foregoing Agreement for the purpose of agreeing to the provisions of Sections 1, 6, 9,10 and 11 thereof.


/s/ DAVID KI KWAN CHU
---------------------
David Ki Kwan Chu


/s/ FRANCES SHUK KUEN LEUNG
---------------------------
Frances Shuk Kuen Leung

                                    EXHIBIT A

                             PRODUCT AND PRICE LIST
                           of Existing Toymax Products